Exhibit 21.1
Subsidiaries of Semtech Corporation

•	Gennum US Holdings Limited (Delaware)

•	Gennum US Limited (Delaware)

•	Semtech Corpus Christi Corporation (Texas)

•	Semtech New York Corporation (Delaware)

•	Semtech San Diego Corporation (California)

•	Sierra Monolithics, Inc. (California)

•	Gennum Canada Limited (Ontario, Canada)

•	Semtech Canada Corporation (Nova Scotia, Canada)

•	Semtech Semiconductor (Chengdu) Co. Ltd. (China)

•	Semtech Semiconductor (Shanghai) Co. Ltd. (China)

•	Semtech Semiconductor (Shenzhen) Company Limited (China)

•	Cycleo SAS (France)

•	Nanoscale SAS (France)

•	Semtech France SARL (France)

•	Semtech Holdings France SAS (France)

•	Semtech Germany GmbH (Germany)

•	Semtech Semiconductor Holdings Limited (Hong Kong)

•	Semtech Advanced Systems India Private Limited (India)

•	Gennum Japan Kabushiki Kaisha (Japan)

•	Semtech Semiconductor (Malaysia) Sdn Bhd

•	Semtech Corpus Christi S.A. de CV (Mexico)

•	Snowbush Mexico S.A.P.I. de C.V. – 99.9%

•	Semtech Netherlands BV (Netherlands)

•	Semtech (International) AG (Switzerland)

•	Semtech Neuchatel SARL (Switzerland)

•	Semtech Switzerland GmbH (Switzerland)

•	Gennum UK Limited (United Kingdom)

•	Nanotech Semiconductor Limited (United Kingdom)

•	Semtech EMEA Ltd (United Kingdom)

•	Semtech Limited (United Kingdom)